Lane, Powell Spears Lubersky, LLP
Law Offices
A limited liability partnership including  Professional  Corporations
601 SW Second Avenue, Suite 2109;
Portland, Oregon 97204-3158
(503) 778-3100
Facsimile: (503) 778-2200
www.lanepowell.com                                          Lewis M. Horowitz
                                                      horowitz@lanepowell.com


                            November 16, 2000
VIA FACSIMILE & EMAIL

William A. Calvo
The Yankee Companies, Inc.
1941 Southeast 51st Terrace
Ocala, Florida 34471

Re: Termination of further negotiations between AmeriNet Group.com, Inc. and WeCU Ltd.

Dear Mr. Calvo:

Pursuant to conversations between us and Shawn Okun of WeCU, this letter confirms the termination of merger negotiations between WeCU and AmeriNet Group.com, Inc. The principal reason for termination is potential adverse tax consequences to WeCu and/or its affiliates that render the proposed transaction uneconomical to consummate.

In lieu of the merger agreement, I understand that representatives of both companies are discussing some form of cross-servicing agreement or maybe even a strategic alliance agreement. I will attempt to ascertain the status of these discussions and get back to you.

                                Very truly yours,
                         LANE POWELL SPEARS LUBERSKY LLP

                              /s/ Lewis M. Horwitz
                                Lewis M. Horowitz
LMH
Enclosure
cc (via email):    Shawn Okun
                   James E. Kirk, Esq.
                   Benjamin G. Lenhart, Esq.
    (via facsimile)Ernest C. Willie

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